                                                                    EXHIBIT 23.2
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of
Cyberian Outpost, Inc.:

We consent to inclusion of our reports dated May 14, 2001, with respect to the consolidated balance sheets of Cyberian Outpost, Inc. and subsidiaries as of February 28, 2001 and February 29, 2000, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 2001, and related consolidated financial statement schedule, which reports appear in this Form S-4 of PC Connection, Inc.

The audit report on the consolidated financial statements of Cyberian Outpost, Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company's recurring losses from operations and working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and consolidated financial statement schedule included in this Form S-4 of PC Connection, Inc. do not include any adjustments that might result from the outcome of this uncertainty.

We consent to the reference to our firm under the heading "Experts" in this Form S-4 of PC Connection, Inc.


/s/ KPMG LLP


Providence, Rhode Island
June 18, 2001